Exhibit 99.3

UNITED TECHNOLOGIES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

On July 26, 2012 (the “Merger Date”), Goodrich Corporation (“Goodrich”) was merged into United Technologies Corporation (the “Company” or “UTC”) as a wholly-owned subsidiary of UTC through the acquisition of 100% of Goodrich’s outstanding stock by UTC for $127.50 per share. The total price was approximately $18.3 billion including the assumption of $1.9 billion of Goodrich debt, net of cash acquired. UTC funded the cash consideration through the issuance of commercial paper, short-term debt, long-term debt, equity units and available cash. Subsequent to consummation of the merger, Goodrich shares were delisted from the New York Stock Exchange.

The attached unaudited pro-forma condensed combined balance sheet assumes that the merger was completed on March 31, 2012 and reflects the quarter ended March 31, 2012 financial statements. The unaudited pro-forma condensed combined statement of income for the fiscal year ended December 31, 2011 and for the quarter ended March 31, 2012 assumes the merger was completed on January 1, 2011 and reflects the most recently filed full year 2011 audited financial statements, and the quarter ended March 31, 2012 financial statements.

The unaudited pro-forma condensed combined financial statements were prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and should not be considered indicative of the financial position or results of operations that would have occurred if the merger had been completed on the dates indicated, nor are they indicative of the future financial position or results of operations of UTC and Goodrich following completion of the merger. In accordance with the rules and regulations of the SEC, the pro-forma condensed combined statements of income do not reflect the potential realization of cost savings, or restructuring, or other costs relating to the integration of Goodrich, nor do they include any other items not expected to have a continuing impact on the combined results of the two companies. The historical consolidated financial information of UTC and Goodrich has been adjusted in the unaudited pro-forma condensed combined financial statements to give effect to pro-forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results.

The unaudited pro-forma condensed combined financial information should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro-forma condensed combined financial information was based on and should be read in conjunction with the:

•

Separate historical financial statements of UTC as of and for the year ended December 31, 2011 and the related notes included in UTC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and the historical financial statements for the quarter ended March 31, 2012, including related notes, as filed on UTC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

•

Separate historical financial statements of Goodrich as of and for the fiscal year ended December 31, 2011 and the related notes included in Goodrich’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and the historical financial statements for the quarter ended March 31, 2012, including related notes, as filed on Goodrich’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

During 2012, UTC disclosed its intention to divest of a number of non-core businesses. The cash generated from these divestitures is to be used to repay a portion of the short-term debt issued to help fund the acquisition of Goodrich. As a result, these businesses were reclassified to discontinued operations in our 2012 periodic filings upon meeting the requirements for such presentation. For the year ended December 31, 2011, the results of these businesses remained in continuing operations in UTC’s Annual Report on Form 10-K and were not reclassified to discontinued operations. These businesses are now classified as discontinued operations and therefore are excluded from the unaudited pro-forma condensed combined statements of income.

The unaudited pro-forma condensed combined financial information has been prepared using the acquisition method of accounting under Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” which requires, among other things, that assets acquired and liabilities assumed to be recognized at their fair values, with limited exceptions, at the Merger Date. Transaction costs are not included as a component of the consideration transferred and are expensed as incurred. The excess of the consideration transferred over the estimated amounts of identifiable assets and liabilities of Goodrich as of the Merger Date has been allocated to goodwill. The process for estimating fair values in many cases requires the use of significant estimates and assumptions, including the estimation of future cash flows, the development of appropriate discount rates, and the estimation of costs and timing required to complete development programs. The Company has developed its fair value estimates from a market participant perspective which could materially differ from entity specific assumptions. The Company’s judgments used in determining these estimates may materially impact the Company’s financial position or results from operations.

The finalization of the Company’s purchase accounting assessment may result in changes in the valuation of assets and liabilities acquired, particularly in regards to the customer relationships intangible asset, which could be material. The Company will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with ASC Topic 805-10, “Business Combinations – Overall” (“ASC 805-10”), but in no event later than one year following the Merger Date.

UNITED TECHNOLOGIES CORPORATION

UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2012

(Dollars in Millions, except per share amounts)	UTC	Goodrich	Reclassifications		Pro-Forma Adjustments		Pro- Forma Combined
Net Sales	$—	$2,153	$(2,153)	7a	$—		$—
Product sales	8,421	—	1,856	7a	(139)	6a	10,138
Service sales	4,003	—	295	7a	(12)	6a	4,286

Total Sales	12,424	2,153	(2)		(151)	6a	14,424

Cost of sales	—	1,511	(1,511)	7b	—		—
Cost of products sold	6,329	—	1,282	7b	(83)	6b	7,528
Cost of services sold	2,612	—	185	7b	5	6b	2,802
Research and development	547	—	72	7c, 7b	61	6c	680
Selling, general and administrative	1,535	318	(30)	7d	(53)	6d	1,770

Total Operating Expenses	11,023	1,829	(2)		(70)		12,780
Other income (expense), net	301	(9)	—	7e	8	6e	300

Operating Profit	1,702	315	—		(73)		1,944

Interest expense, net	129	35	—		68	6f	232

Income from continuing operations before income taxes	1,573	280	—		(141)		1,712

Income tax expense	315	90	—		(54)	6g	351

Income from continuing operations	1,258	190	—		(87)		1,361

Less: non-controlling interests in subsidiaries’ earnings	75	2	—		—		77

Income from continuing operations attributable to common shareowners	$1,183	$188	$—		$(87)		$1,284

Earnings per Share of Common Stock from continuing operations:
Basic	$1.33						$1.44
Diluted	$1.31						$1.42
Weighted Average Number of Shares Outstanding:
Basic	890.9						890.9
Diluted	903.9						903.9

See the accompanying notes to the unaudited pro-forma condensed combined financial statements which are an integral part of these financial statements.

UNITED TECHNOLOGIES CORPORATION

UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2011

(Dollars in Millions, except per share amounts)	UTC	Goodrich	Reclassifications		Pro-Forma Adjustments		Pro- Forma Combined
Net Sales	$—	$8,075	$(8,075)	7a	$—		$—
Product sales	38,882	—	6,885	7a	(521)	6a	45,246
Service sales	16,872	—	1,187	7a	(75)	6a	17,984

Total Sales	55,754	8,075	(3)		(596)	6a	63,230

Cost of sales	—	5,503	(5,503)	7b	—		—
Cost of products sold	29,252	—	4,667	7b	(232)	6b	33,687
Cost of services sold	11,117	—	764	7b	6	6b	11,887
Research and development	1,951	—	185	7c	99	6c	2,235
Selling, general and administrative	6,161	1,236	(116)	7d	(171)	6d	7,110

Total Operating Expenses	48,481	6,739	(3)		(298)		54,919
Other income (expense), net	573	(34)	—	7e	21	6e	560

Operating Profit	7,846	1,302	—		(277)		8,871

Interest expense, net	496	138	19	7f	285	6f	938

Income from continuing operations before income taxes	7,350	1,164	(19)		(562)		7,933

Income tax expense	2,134	346	(19)	7f	(195)	6g	2,266

Income from continuing operations	5,216	818	—		(367)		5,667

Less: non-controlling interests in subsidiaries’ earnings	385	8	—		—		393

Income from continuing operations attributable to common shareowners	$4,831	$810	$—		$(367)		$5,274

Earnings per Share of Common Stock from continuing operations:
Basic	$5.41						$5.91
Diluted	$5.33						$5.82
Weighted Average Number of Shares Outstanding:
Basic	892.3						892.3
Diluted	906.8						906.8

See the accompanying notes to the unaudited pro-forma condensed combined financial statements which are an integral part of these financial statements.

UNITED TECHNOLOGIES CORPORATION

UNAUDITED PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2012

(Dollars in Millions)	UTC	Goodrich	Reclassifications		Pro-Forma Adjustments		Pro-Forma Combined
ASSETS:
Cash and cash equivalents	$6,285	$704	$—		$(461)	4	$6,528
Accounts receivable, net	8,833	1,528	(28)	7g	(72)	6h, 6j	10,261
Inventories & contracts in progress, net	8,366	3,062	16	7h	(1,337)	6i, 6j	10,107
Assets of discontinued operations	1,941	—	—		—		1,941
Other assets, current	2,422	292	25	7i	24	6j	2,763

Total Current Assets	27,847	5,586	13		(1,846)		31,600

Fixed assets, net	5,835	1,667	74	7h	530	6k, 6j	8,106
Goodwill	16,169	2,007	—		8,696	6l	26,872
Intangible assets, net	3,769	919	—		9,181	6m, 6j	13,869
Other assets	8,104	745	(64)	7h, 7i	(975)	6n	7,810

Total Assets	$61,724	$10,924	$23		$15,586		$88,257

LIABILITIES & EQUITY:
Short-term debt	$300	$21	$—		$5,190	4	$5,511
Accounts payable	5,281	869	—		(36)	6j	6,114
Liabilities of discontinued operations	771	—	—		—		771
Accrued liabilities	11,978	1,218	65	7i	34	6o, 6j	13,295

Total Current Liabilities	18,330	2,108	65		5,188		25,691

Long-term debt	9,491	2,362	—		11,292	6q	23,145
Contractual customer obligations	—	—	—		2,050	6p	2,050
Other long-term liabilities	10,111	2,422	(42)	7i	1,049	6r, 6j	13,540

Total Liabilities	$37,932	$6,892	$23		$19,579		$64,426

Redeemable non-controlling interest	$243	$—	$—		$—		$243
Shareowners’ Equity:
Common Stock	13,653	2,665	—		(2,665)	6s	13,653
Treasury Stock	(19,400)	(1,118)	—		1,118	6s	(19,400)
Retained earnings	33,389	3,342	—		(3,342)	6s	33,389
Other shareowners’ equity	(5,150)	(896)	—		896	6s	(5,150)

Total Shareowners’ Equity	22,492	3,993	—		(3,993)		22,492

Non-controlling Interest	1,057	39	—		—		1,096

Total Equity	23,549	4,032	—		(3,993)		23,588

Total Liabilities & Equity	$61,724	$10,924	$23		$15,586		$88,257

See the accompanying notes to the unaudited pro-forma condensed combined financial statements which are an integral part of these financial statements.

UNITED TECHNOLOGIES CORPORATION

NOTES TO THE UNAUDITED PRO-FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS

1. Description of Transaction:

On July 26, 2012 (the “Merger Date”), pursuant to the Agreement and Plan of Merger dated September 21, 2011 (the “Merger Agreement”), Goodrich Corporation (“Goodrich”) merged into United Technologies Corporation (the “Company” or “UTC”) as a wholly-owned subsidiary of UTC. At the effective time, and as a result of the merger, each outstanding share of Goodrich common stock was converted into the right to receive $127.50 in cash, without interest (the “Merger Consideration”), payable to the holder of such share. Each option to purchase shares of Goodrich common stock, whether vested or unvested, outstanding immediately prior to the merger was cancelled at the effective time of the merger in exchange for a cash payment equal to the product of the number of shares of Goodrich common stock subject to such option and the excess, if any, of the Merger Consideration over the applicable exercise price of the option. Each outstanding restricted stock unit of Goodrich outstanding immediately prior to the merger was converted at the effective time into the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of shares of Goodrich common stock determined under the award agreement for such unit. Each outstanding time-vesting restricted share unit of Goodrich outstanding immediately prior to the effectiveness of the merger was cancelled in exchange for a cash payment equal to the Merger Consideration multiplied by the number of shares of Goodrich common stock underlying the restricted share unit. Account balances, whether vested or unvested, under any employee benefit plan that provided for the deferral of compensation and represented amounts notionally invested in a number of shares of Goodrich common stock were converted into rights to receive an amount in cash equal to the number of such notionally invested shares of Goodrich multiplied by the Merger Consideration.

2. Basis of Presentation:

The merger is accounted for under the acquisition method of accounting in accordance with ASC 805-10. The Company is accounting for the merger by using the historical information and accounting policies of UTC and adding the assets and liabilities of Goodrich, as of the Merger Date, at their respective fair values. Further, and in accordance with ASC 805, the accounting policies of Goodrich have been conformed to those of UTC in determining the results of operations and the amounts of assets and liabilities to be fair valued. The assets and liabilities of Goodrich have been measured at fair value based on various assumptions that the Company’s management believes are reasonable utilizing information as of the Merger Date.

The process for measuring the fair value of identifiable intangible assets, liabilities and certain tangible assets requires the use of significant assumptions, including estimates of future cash flows and appropriate discount rates. The excess of the purchase price (consideration transferred) over the amount of identifiable assets and liabilities of Goodrich acquired, as of the Merger Date, was allocated to goodwill in accordance with ASC 805-10.

For purposes of measuring the fair value of the Goodrich assets acquired and liabilities assumed, as reflected in the unaudited pro-forma condensed combined financial statements, the Company used the guidance in ASC Topic 820, “Fair Value Measurement and Disclosure”, which establishes a framework for measuring fair values. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants.

3. Accounting Policies:

The unaudited pro-forma condensed combined financial statements reflect adjustments to conform Goodrich’s results to UTC’s accounting policies. Significant differences between the respective accounting policies that have been adjusted include the following:

a)	Goodrich’s historical contract accounting practices utilized the long-term projected delivery forecasts of underlying aircraft sales to determine the contract window and quantities over which contract costs were averaged and any potential loss provisions were required. Conversely, UTC practice is to limit the contract accounting timeframe to firm contractual orders. This results in a considerably shorter contract accounting period with earlier recognition of actual costs that are in excess of projected long-term averages, which could result in the recording of loss provisions in the early phases of contracts. See Note 6(i).

b)	Goodrich capitalized pre-production/non-recurring engineering charges on the basis of projected recoverability over the subsequent production contract. These capitalized costs were then amortized over the production life of the underlying contract. Conversely, UTC expenses pre-production costs and only capitalizes non-recurring engineering charges when there is a contractually guaranteed recovery from the customer. If capitalized, UTC amortizes the costs over the production life of the underlying contract. See Note 6(i).

c)	Goodrich capitalized participation payments, entry fees, sales incentives and test/certification costs. These capitalized costs were then amortized over the related production contract. UTC expenses all costs other than participation payments where there is exclusivity or contractually guaranteed volume. See Note 6(b).

The financial impact of these adjustments on the unaudited pro-forma condensed combined financial statements is detailed in Note (6) Adjustments to Unaudited Pro-Forma Condensed Combined Statement of Income. Note (7) discusses reclassifications that have been made to the historical financial statements of Goodrich to conform to the UTC presentation.

4. Consideration Transferred:

As noted in Note (1), UTC paid $127.50 per share in cash for each outstanding share of Goodrich, for a total cash purchase price of approximately $16.4 billion. Debt assumed at fair value from Goodrich is approximately $2.4 billion. To partially fund the acquisition, UTC issued $9.8 billion in long-term debt on June 1, 2012 (realized proceeds of $9.6 billion) which was comprised of the following: $1.0 billion aggregate principal amount of 1.2% notes due 2015, $1.5 billion aggregate principal amount of 1.8% notes due 2017, $2.3 billion aggregate principal amount of 3.1% notes due 2022, $3.5 billion aggregate principal amount of 4.5% notes due 2042, $1.0 billion aggregate principal amount of floating rate notes due 2013, and $0.5 billion aggregate principal amount of floating rate notes due 2015.

An additional $2.0 billion was borrowed under a short-term loan credit agreement entered into on April 24, 2012, which bears interest at a rate of 0.996% per annum. A further $3.2 billion was obtained from the issuance of commercial paper in July 2012 that bears interest at a rate of 0.2% per annum.

UTC also partially funded the acquisition through the issuance of 22,000,000 Equity Units on June 18, 2012 for net proceeds of approximately $1.1 billion. Each Equity Unit has a stated amount of $50 and is initially in the form of a Corporate Unit consisting of (a) a stock purchase contract under which the holder will purchase from the Company on August 1, 2015, a number of shares of Company common stock, par value $1.00 per share, determined pursuant and subject to the terms of the Purchase Contract and Pledge Agreement relating to the Equity Unit and (b) a 1/20, or 5.0%, undivided beneficial ownership interest in $1,000 principal amount of the Company’s 1.55% Junior

Subordinated Notes due 2022. Holders of the Equity Units will be entitled to receive quarterly, contract adjustment payments at a rate of 5.95% per year of the stated amount of $50 per Equity Unit, subject to the Company’s right to defer such payments.

For the remainder of the cash consideration, UTC utilized approximately $0.5 billion of cash and cash equivalents.

5. Preliminary Allocation of Consideration Transferred to the Net Assets Acquired:

The following summarizes the Goodrich assets acquired and the liabilities assumed by UTC in the merger, assuming the merger had been completed on March 31, 2012, reconciled to the consideration transferred to Goodrich stockholders (in millions of dollars):

Cash	$704
Accounts Receivable	1,428
Inventories and Contracts in Progress	1,741
Fixed Assets, net	2,271
Identifiable Intangible Assets	10,100
Other Assets	110
Accounts Payable	(833)
Accrued Liabilities	(1,328)
Long-Term Debt	(2,958)
Contractual Customer Obligations	(2,050)
Other Liabilities	(3,429)
Non-controlling Interest	(39)
Goodwill	10,703

Total Consideration Transferred	$16,420

6. Adjustments to Unaudited Pro-Forma Condensed Combined Statements of Income:

Adjustments to the unaudited pro-forma condensed combined statements of income for the quarter ended March 31, 2012 and year ended December 31, 2011, were as follows (all adjustments are in millions):

(a)	Sales: The total adjustments detailed below reflects the elimination of sales between UTC and Goodrich that were previously third party sales and which became intercompany sales as of completion of the merger. The net adjustments also reflect the elimination of sales associated with two Goodrich businesses which are to be sold in accordance with regulatory requirements imposed in connection with the Company’s acquisition of Goodrich, and adjustments to conform Goodrich’s revenue recognition accounting policy to UTC’s accounting policy related to a revenue sharing program. Finally, Goodrich classified costs associated with guaranteed performance payments within cost of sales whereas UTC reflects such costs as reductions in sales.

	Quarter ended March 31, 2012	Year ended December 31, 2011
Elimination of intercompany sales	$(71)	$(277)
Elimination of sales of businesses to be sold	(88)	(349)
Revenue sharing program	8	56
Performance payment classification	—	(26)

	$(151)	$(596)

(b)	Cost of Sales: Adjustments to cost of sales are comprised of the following:

	Quarter ended March 31, 2012	Year ended December 31, 2011
Elimination of intercompany Cost of sales[1]	$(47)	$(172)
Participation fees[2]	—	59
Pension & post-retirement adjustments[3]	(9)	(30)
Expensing of pre-production costs previously capitalized[4]	—	5
Conform excess & obsolete inventory policies	3	4
Amortization of acquired Goodrich intangible assets[5]	78	312
Amortization of contractual customer obligation[6]	(38)	(151)
Elimination of cost of sales of businesses to be sold[7]	(68)	(260)
Performance payment classification[8]	—	(26)
Revenue sharing program accounting[9]	8	56
Depreciation of the step up in fixed assets value[10]	10	37
Elimination of Goodrich’s historical intangible amortization[11]	(15)	(60)

	$(78)	$(226)

[1]	Elimination of cost of sales between UTC and Goodrich that were previously third party sales and which became intercompany sales with the merger.
[2]

Adjustments reflect UTC’s policy of expensing any program participation payments or entry fees when exclusivity is not obtained or recovery is not contractually guaranteed. Goodrich historical policy was to capitalize and subsequently amortize such amounts over the related production revenues.

[3]

Adjustments reflect the elimination of amortization of prior service cost and actuarial loss amortization, which was recorded by Goodrich, as a result of fair purchase accounting, net of the impact of the revised pension and post-retirement expense as determined under UTC’s plan assumptions.

[4]

Adjustments reflect the expensing of pre-production costs to align with UTC’s practice of expensing such costs as they are incurred. Goodrich capitalized pre-production costs when those costs were expected to be recovered over the production contract.

[5]

Acquired intangible assets are recognized at fair value in purchase accounting and then amortized to cost of sales and selling general & administrative expenses over the applicable useful lives disclosed in Note 6(m). The customer relationship intangible assets are being amortized on a straight line basis as it approximates the underlying economic pattern of benefit.

[6]

UTC has recognized a Contractual customer obligation liability for the costs in excess of revenues expected plus a reasonable margin to meet customer commitments on certain original equipment manufacturing (OEM) production contracts (see related Note 6(p)). The Contractual customer obligations liability is estimated to be consumed in accordance with the underlying economic pattern of obligations, as reflected by the net cash outflows on the underlying OEM contracts. Total consumption of the contractual customer obligation for the first five years is expected to be as follows: $286 million in year one, $296 million in year two, $223 million in year three, $238 million in year four, and $223 million in year five. Pro-forma adjustments have been recorded to cost of sales, research & development expense and selling, general & administrative expense in proportion to the cash flow nature of the consumption of the underlying customer obligations.

[7]

In accordance with regulatory requirements imposed in connection with UTC’s acquisition of Goodrich, UTC must dispose of two Goodrich businesses. The results of these businesses have been removed from the pro-forma results of continuing operations.

[8]	Goodrich classified costs associated with guaranteed performance payments within cost of sales. This adjustment reflects such costs as a reduction in sales, consistent with UTC accounting policy.
[9]	Adjustments align Goodrich’s revenue recognition policy to UTC policy related to a revenue sharing program.

[10]	Adjustment reflects the increased depreciation expense which results from the fair value step-up in fixed assets.
[11]	Adjustment reflects the elimination of intangible asset amortization expense on the historical intangible assets recorded by Goodrich.

(c)	Research & Development: Increases of $93 million and $226 million for the quarter ended March 31, 2012 and the year ended December 31, 2011, respectively, to expense pre-production/non-recurring engineering and flight certification costs that were historically capitalized under Goodrich’s practices. See related Note 6(i) discussion Research & development was reduced for the consumption of the contractual customer obligation by $32 million and $127 million for the quarter ended March 31, 2012 and year ended December 31, 2011, respectively. See related Notes 6(b) and 6(p) discussion.

(d)	Selling, General & Administrative Expenses: Adjustments to selling, general and administrative expenses have been made to eliminate Goodrich’s historical pension plan prior service cost and actuarial loss amortization; to eliminate non-recurring merger-related costs; and to eliminate the expenses of two Goodrich businesses which UTC is required to sell:

	Quarter ended March 31, 2012	Year ended December 31, 2011
Elimination of pension plan cost amortization	$(16)	$(37)
UTC fees for advisory, legal and accounting services	(29)	(91)
Goodrich compensation expense from increased share price as a result of the deal announcement	—	(18)
Depreciation/amortization of fair value adjustments to fixed assets, intangible assets and contractual customer obligation	11	45
Elimination of selling, general and administrative expenses of businesses to be sold	(19)	(70)

	$(53)	$(171)

(e)	Other Income, net: As noted below, adjustments to Other Income, net were $8 million and $21 million for the quarter ended March 31, 2012 and year ended December 31, 2011, respectively. Adjustments were made to (1) accrete long-term discounted unbilled receivables associated with a revenue sharing program, and (2) to eliminate Goodrich fees for advisory, legal and accounting services incurred as a result of the merger:

	Quarter ended March 31, 2012	Year ended December 31, 2011
Long-term unbilled receivable interest accretion	$1	$3
Goodrich fees for advisory, legal and accounting services	7	18

	$8	$21

(f)	Interest Expense, net: Adjustments to Interest Expense, net were $68 million and $285 million for the quarter ended March 31, 2012 and the year ended December 31, 2011, respectively, as follows:

	Quarter ended March 31, 2012	Year ended December 31, 2011
Interest expense incurred on acquisition financing	$78	$329
Additional interest on uncertain tax positions (ASC 740)	5	18
Amortization of Goodrich debt fair value adjustment	(15)	(62)

	$68	$285

As discussed in Note 4, the debt issued by UTC to finance the acquisition of Goodrich consists of both fixed rate and variable rate debt instruments. The adjustments to interest expense utilized fixed rates where applicable and the current interest rate on the variable rate instruments. The LIBOR rate used to calculate pro-forma interest expense is 0.4669%. A 1/8th percent variance in this rate would result in an increase (decrease) to the above noted interest expense of approximately $0.5 million and $3.0 million for the quarter ended March 31, 2012 and year ended December 31, 2011, respectively. As discussed in Note 6(q), historical Goodrich debt was recorded at fair value with this increase being amortized over the remaining term of the debt instruments.

(g)	Income Taxes: We have reflected the applicable tax provision on the pro-forma adjustments presented in the unaudited pro-forma condensed combined statements of income. The pro-forma adjustments pertain primarily to the U.S. tax jurisdiction, and are subject to a 35% federal tax rate, plus applicable state taxes. However, certain merger-related pro-forma adjustments, as well as financing costs that were added to the historical results, reflect limitations on deductibility.

Adjustments to the unaudited pro-forma condensed combined balance sheet as of March 31, 2012, were as follows:

(h)	Accounts Receivable: UTC recorded an adjustment of $23 million to discount unbilled accounts receivable and conform Goodrich’s accounting associated with a long-term revenue sharing program.

(i)	Inventories and Contracts in Progress: The adjustments to inventories and contracts in progress are comprised of several elements: approximately $1.1 billion of inventoried pre-production costs, consisting primarily of tooling, design, and pre-production costs (including applicable overhead), were adjusted to zero as UTC’s policy is to expense these costs as incurred. Goodrich averaged the production costs on programs over the long-term delivery forecast under each program. As costs are high on early production units and then decline over time, actual costs on the earlier units produced are higher than the average. UTC’s policy is to use a substantially shorter contract accounting period, generally defined by firm contractual orders. Inventory was reduced by $220 million to reflect actual contract margins (versus targeted). An approximately $113 million net adjustment was made to record inventory at fair value. A $64 million reduction of inventory was made to conform Goodrich’s accounting associated with a long-term revenue sharing program (see also Note 6(a) and 6(h)).

(j)	Other assets, current: UTC recorded an adjustment for the impact of pro-forma adjustments on deferred tax accounts, which includes a decrease in current deferred tax assets of $529 million. This decrease is driven by an adjustment of $541 million to reflect the application of ASC 740 deferred tax netting on a jurisdictional basis. See Note 6(o) for a related discussion. Two Goodrich businesses are to be sold in accordance with regulatory requirements imposed in connection with the Company’s acquisition of Goodrich. UTC has recorded the net investment in these businesses within other assets, current. The net investment in these businesses includes an adjustment of $300 million to increase the investment to fair value expected upon disposition of the businesses. The net assets and liabilities of these businesses were eliminated from the historical Goodrich balance sheet and include $49 million of accounts receivable, $88 million of inventory, $5 million of other assets, $63 million of net fixed assets, $125 million of net intangible assets, $9 million of short term debt, $40 million of accounts payable, $12 million of accrued expenses, $4 million of long-term debt and $15 million of other non-current liabilities.

(k)	Fixed assets: UTC recorded an adjustment of approximately $593 million to increase fixed assets to the appraised fair value.

(l)	Goodwill: Existing goodwill of Goodrich of $2,007 million was eliminated. The new goodwill recorded of $10,703 million is calculated as the difference between the Merger Date fair value of the consideration transferred to Goodrich in the merger and the values assigned to the identifiable Goodrich assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to impairment testing on at least an annual basis.

(m)	Intangible Assets: Existing net identifiable intangible assets of Goodrich of $919 million were eliminated. Acquired identifiable intangible assets were measured at fair value determined primarily using the “income approach,” which required a forecast of all expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. The estimated fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

	Fair Value	Useful Life
Customer Relationships/Program Assets	$8,450	25 years
Trademark/Trade Names	1,550	Indefinite lived
Other customer relationships	100	10-25 years

	$10,100

(n)	Other assets: Adjustments include approximately $124 million to eliminate capitalized participation payments and entry fees that Goodrich recorded where exclusivity or contractually guaranteed recovery did not exist, as required under UTC’s accounting policy. The adjustment to Other assets includes an increase of $114 million to conform Goodrich’s accounting associated with a long-term revenue sharing program. (See also Notes 6(h) and 6(i)). Adjustments were also made to write-off $12 million of capitalized debt issuance costs and $8 million of pre-production costs and to eliminate UTC’s pre-existing cost-method investment in Goodrich of $64 million. An adjustment was made for the impact of pro-forma adjustments on deferred tax accounts and includes a decrease in non-current deferred tax assets of $881 million. UTC recorded an increase of $1,522 million to non-current deferred tax assets for the tax impact of fair value adjustments related to acquired liabilities, including pension, debt and the contractual customer obligations. This was offset by a decrease of $2,403 million to reflect the application of ASC 740 deferred tax netting on a jurisdictional basis. See related Note 6(r) discussion.

(o)	Accrued Liabilities: UTC recorded the following adjustments to accrued liabilities:

•	Adjustment of $31 million to reflect an estimate of the remaining merger-related transaction costs that were incurred subsequent to March 31, 2012, but which are reflected in the pro-forma financial statements based on the pro-forma March 31, 2012 merger date.

•	Accrual of $86 million for change in control payments due and paid to certain Goodrich management personnel shortly after acquisition.

•	Adjustment of $28 million to reduce other accrued liabilities to fair value.

•	Adjustment to increase interest payable by $66 million for ASC 740 related uncertainties.

•

A net decrease of $109 million to Goodrich’s historical deferred tax liability and taxes payable. UTC recorded an increase for the tax impact on pro-forma adjustments and the anticipated repatriation of unremitted earnings from non-U.S. subsidiaries. As of December 31, 2011, Goodrich had not provided for income taxes on unremitted earnings of approximately $853 million from its non-U.S. subsidiaries. Concurrent with the merger, the Company has made a determination to repatriate certain of these unremitted earnings, making such amounts subject to both U.S. income tax and foreign withholding taxes. Accordingly, pursuant to ASC 740-30, a deferred income tax liability of $218 million has been provided on the March 31, 2012 balance sheet for the unremitted earnings no longer considered permanently reinvested. A decrease of $541 million was recorded to reflect the application of ASC 740 deferred tax netting on a jurisdictional basis. See Note 6(j).

(p)	Contractual Customer Obligations: An approximately $2.0 billion obligation was established for the fair value of the expected costs in excess of revenues required to meet commitments on certain customer OEM development and production contracts. Cash flows associated with OEM development and production contracts tend to be negative in the early years and then marginally positive in later years. The present value of the expected OEM cash flows aggregate to a net loss of approximately $2.0 billion over the expected life of the applicable contracts. The Contractual customer obligations liability will be amortized in accordance with the underlying economic pattern of obligations, as reflected by the net cash outflows incurred on the OEM contracts. See Notes 6(b) and 6(i) for further discussion.

(q)	Long-Term Debt: Goodrich historical debt acquired was increased by $600 million to reflect its fair value as determined by reference to quoted market prices. This increase will be amortized over the remaining term of the underlying debt instruments. See related Note 6(f). The remaining adjustment reflects the issuance of debt and equity units as discussed in Note 4.

(r)	Other Long-Term Liabilities: Adjustments were made to increase environmental reserves by $163 million based upon an assessment of these exposures and remediation costs associated with the various properties acquired. Pension, post-retirement and workers compensation liabilities were increased by $694 million to reflect the actuarially determined value of the liabilities and the fair value of pension assets acquired as of the merger date. A net $7 million reduction was made to fair value other long-term liabilities including deferred settlement credits. An adjustment was made for the impact of pro-forma adjustments on non-current deferred tax liabilities and long-term taxes payable and includes a net increase of $214 million. This increase is primarily driven by the tax impact of $2,617 million related to fair value adjustments for acquired intangibles and fixed assets. This was offset by a decrease of $2,403 million to reflect the application of ASC 740 deferred by netting on a jurisdictional basis. See Notes 6(n) and 6(j).

(s)	Shareowners’ Equity: UTC recorded a net adjustment of $3,993 million to eliminate Goodrich’s historical shareowners’ equity. The amount is comprised of a $2,665 million elimination of common stock, a $1,118 million elimination of treasury stock, a $3,342 million elimination of retained earnings and an $896 million elimination of other shareowners’ equity.

7. Reclassifications:

Reclassifications made to the unaudited pro-forma condensed combined statements of income for the quarter ended March 31, 2012 and the year ended December 31, 2011 were as follows:

(a)	Sales: For the quarter ended March 31, 2012, amounts are comprised of a $2 million reclassification of royalty income from Sales to Other income, net, and the segmentation of total sales into product sales and service sales, consistent with UTC policy, with a reclassification of $1,856 million to Product Sales and $295 million to Service Sales. For the fiscal year ended December 31, 2011, the reclassification adjustment is comprised of a $9 million reclassification of royalty income from Sales to Other income, net; the segmentation of total sales into product sales and service sales, consistent with UTC’s policy, with a reclassification of $6,883 million to Product Sales and $1,183 million to Service Sales; and adjustments to record reimbursed research & development of $2 million in Product Sales and $4 million in Service Sales.

(b)	Cost of Sales: For the quarter ended March 31, 2012, the reclassification adjustment is primarily comprised of the segmentation of total cost of sales into Cost of products sold and Cost of services sold, consistent with UTC policy, with a reclassification of $1,282 million to Cost of products sold and $185 million to Cost of services sold; a reclassification of $42 million from Cost of sales to separately state Research and development expense, and $25 million of other reclassifications to Cost of sales. For the fiscal year ended December 31, 2011, the reclassification adjustment is comprised of the segmentation of total cost of sales into Cost of products sold and Cost of services sold, with a reclassification of $4,667 million to Cost of products sold and $764 million to Cost of services sold, a reclassification of $64 million from Cost of sales to separately state Research and development expense, and a reclassification of $8 million in foreign exchange losses from Cost of sales to Other income, net.

(c)	Research and development: Goodrich reflected research & development costs within Cost of sales and Selling, general and administrative expenses. This reclassification includes $72 million and $185 million, to separately state Research & development, consistent with UTC presentation, for the quarter ended March 31, 2012 and year ended December 31, 2011, respectively.

(d)	Selling, general and administrative: As noted above, Goodrich reflected research & development costs within Cost of sales and Selling, general & administrative expenses. For the quarter ended March 31, 2012 and the year ended December 31, 2011, $30 million and $116 million respectively, have been reclassified from Selling, general and administrative expenses to Research & development, consistent with UTC presentation.

(e)	Other income, net: The reclassification of foreign exchange losses on monetary assets and liabilities was offset by the reclassification of royalty income from Sales to Other income for both the quarter ended March 31, 2012 and year ended December 31, 2011. See related Notes 7(a) and 7(b).

(f)	Interest expense, net / Income tax expense: For the year ended December 31, 2011, the $19 million adjustment represents the reclassification of interest expense related to income taxes to Interest expense, net, consistent with UTC presentation. There was no interest expense related to income taxes recorded by Goodrich in the quarter ended March 31, 2012.

Reclassifications made to the unaudited pro-forma condensed combined balance sheet as of March 31, 2012, were as follows:

(g)	Accounts Receivable: Goodrich reported all accounts receivable associated with long-term contract accounting as current. Approximately $28 million of accounts receivable that are in excess of one year have been reclassified to Other Assets.

(h)	Rotable Assets: Rotable assets were included in Other Assets in Goodrich’s historical financial statements. Approximately $16 million of rotable assets have been reclassified into Inventories and $74 million into Fixed Assets, as applicable.

(i)	Income taxes: The adjustments represent the reclassification of long-term taxes payable to interest payable and related establishment of deferred income tax asset, in connection with the ASC 740 assessment of tax uncertainties.